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                                                                   EXHIBIT 99-11

                    [ROPES & GRAY LETTERHEAD APPEARS HERE]


                               August __, 2000


WM Trust I
1201 Third Avenue, 22nd Floor
Seattle, Washington 98101

     Ladies and Gentlemen:

     You have informed us that you propose to register under the Securities Act of 1933, as amended (the "Act"), on Form N-14 and offer and sell shares of beneficial interest, Classes A and B, without par value, of your Tax-Exempt Bond Fund, at not less than their respective net asset values (such shares the "Merger Shares").

     We have examined an executed copy of your Amended and Restated Agreement and Declaration of Trust dated September 19, 1997 (the "Declaration of Trust"), as amended to date, and certified copies of resolutions adopted by your trustees to authorize the issue and exchange of Merger Shares for the assets of the Florida Insured Municipal Fund, a series of WM Trust II. We have further examined a copy of your By-Laws and such other documents and records as we have deemed necessary for the purpose of this opinion.

     Based upon the foregoing, we are of the opinion that upon receipt of the authorized consideration therefor in an amount not less than the applicable net asset value per share, the Merger Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

     WM Trust I (the "Trust") is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or its trustees. The Declaration of Trust provides for indemnification out of the property of each series of the Trust (the "Series") for all loss and expense of any shareholder of the Series held personally liable solely by reason of his or her being or having been such a shareholder. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Series itself would be unable to meet its obligations.

     We understand that this opinion is to be used in connection with the registration of an indefinite number of shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of your Registration Statement on Form N-14 relating to such offering and sale.

Very truly yours,

/s/ Ropes & Gray